EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

NETIQ CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

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NetIQ Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: Article IV of the Corporation's Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

"Article IV. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 250,000,000, $0.001 par value, and the total number of shares of Preferred Stock the Corporation is authorized to issue is 5,000,000, $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series."

SECOND: The foregoing amendement was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NetIQ Corporation has caused this Certificate to be duly executed in its corporate name this 4TH day of April 2001.

NETIQ CORPORATION

By:	/s/ Ching-Fa Hwang

Name:	Ching-Fa Hwang
Title:	President